Filed Pursuant to Rule 424(b)(5)

Registration No. 333-275134

Supplement No. 3 dated February 24, 2026

To prospectus supplement dated October 30, 2023

(To prospectus dated October 30, 2023)

Postal Realty Trust, Inc.

Up to $300,000,000

Class A Common Stock

This supplement (“Supplement”) is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission on October 30, 2023, as supplemented on February 29, 2024 and November 4, 2024 (the “Prospectus Supplement”) and the base prospectus dated October 30, 2023 relating to the offer and sale of shares of our Class A common stock, $0.01 par value (“common stock”), having an aggregate offering price of up to $150,000,000, pursuant to the separate open market sale agreements, dated November 4, 2022, each as amended from time to time, with each of Jefferies LLC (“Jefferies”), Stifel, Nicolaus & Company, Incorporated (“Stifel”) and Truist Securities, Inc. (“Truist”), as sales agents, each of Jefferies, Stifel and Truist Bank, as forward purchasers, and each of Jefferies, Stifel and Truist, as forward sellers. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

On November 4, 2024, we entered into separate open market sales agreements with each of Mizuho Securities USA LLC (“Mizuho”) and M&T Securities, Inc. (“M&T”), as additional sales agents, Mizuho Markets Americas LLC, as additional forward purchaser, and Mizuho, as additional forward seller (in its capacity as agent for its affiliated forward purchaser). On November 4, 2024, we also amended the existing open market sale agreements described in the foregoing paragraph to reflect the addition of Mizuho and M&T as sales agents, Mizuho Markets Americas LLC as forward purchaser and Mizuho as forward seller.

On February 24, 2026, we entered into separate open market sales agreements with each of J.P. Morgan Securities LLC (“J.P. Morgan”) and Scotia Capital (USA) Inc. (“Scotiabank”), as additional sales agents, JPMorgan Chase Bank, National Association and The Bank of Nova Scotia as additional forward purchasers and J.P. Morgan and Scotiabank as additional forward sellers (in each case in its capacity as agent for its affiliated forward purchaser). On February 24, 2026, we also amended the existing open market sale agreements described in the foregoing paragraphs to reflect the addition of J.P. Morgan and Scotiabank as sales agents and forward sellers, and JPMorgan Chase Bank, National Association and The Bank of Nova Scotia as forward purchasers.

Accordingly, any reference to “sales agent” or “sales agents” in the Prospectus Supplement shall hereafter be deemed to include Mizuho, M&T, J.P. Morgan and Scotiabank, any reference to “forward purchaser” or “forward purchasers” shall be deemed to include Mizuho Markets Americas LLC, JPMorgan Chase Bank, National Association, and The Bank of Nova Scotia and any reference to “forward seller” or “forward sellers” shall be deemed to include Mizuho, JPMorgan Chase Bank, National Association, and Scotiabank (as agent for its affiliated forward purchaser).

Additionally, this Supplement is being filed to reflect the amendment of the sale agreements to increase the aggregate offering amount of the Company’s common stock by $150,000,000. Accordingly, each reference to “$150,000,000” in the Prospectus Supplement is hereby amended to be “$300,000,000.” As of the date of this Supplement, we have sold 9,462,962 shares of common stock through the sales agreements (of which 1,990,113 represents shares to be delivered in connection with unsettled forward sales) for gross proceeds of approximately $149.0 million (of which $35.6 million represents funds to be received from unsettled forward sales), leaving a remaining aggregate offering amount of $151.0 million available for sale under the sales agreements.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PSTL.” The last reported sale price of our common stock on the NYSE on February 23, 2026 was $19.65 per share.

Certain legal matters will be passed upon for us by Hogan Lovells LLP (USA). Venable LLP will pass upon the validity of the shares of common stock offered hereby and certain other matters of Maryland law. The sales agents, forward purchasers and the forward sellers are being represented in connection with this offering by Morrison & Foerster LLP.

Jefferies Stifel	J.P Morgan Mizuho	Scotiabank M&T Securities
Truist Securities

The date of this prospectus supplement is February 24, 2026